Exhibit 10.8

SEPARATION AND TRANSITION SERVICES AGREEMENT

THIS SEPARATION AND TRANSITION SERVICES AGREEMENT (“Agreement”), effective January 12, 2022 (the “Effective Date”), is entered into by and between Nimesh Dave (“Executive”) and INGRAM MICRO INC., a Delaware corporation (“IMI” and together with Executive, the “Parties”).

WHEREAS, Executive is employed by IMI and the Parties have determined that it is in their respective best interests for the Executive to separate Executive’s employment from IMI on an amicable basis.

NOW THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, and intending to be legally bound, Executive and IMI agree as follows:

1.	Separation.

a.

Executive and IMI have mutually agreed that, subject to the final sentence of Section 1(b), Executive’s employment by IMI or its applicable affiliate will terminate on the date determined by Executive, which will be no later than June 30, 2022 (the actual date of termination, the “Termination Date”), and that after the Termination Date, Executive will no longer be an employee or agent of IMI or any entity affiliated with IMI, and will have no authority to bind IMI or any affiliate or act on behalf of IMI or any affiliate in any capacity. An “affiliate” of IMI for purposes of this Agreement shall include any corporation or business entity owning a majority of outstanding shares of IMI or in which IMI owns, directly or indirectly, at least fifteen percent (15%) of the outstanding equity interest.

b.

During the period beginning on the Effective Date and ending on the Termination Date (the “Transition Period”), Executive will continue to serve as IMI’s Executive Vice President and President, Global Cloud and will provide such transition services and other assigned tasks as may be directed from time to time by IMI’s Executive Chairman or Chief Executive Officer; provided, that IMI and Executive hereby agree that, beginning on January 12, 2022, (i) Executive’s day-to-day responsibilities will be transitioned to one or more employee(s) designated by IMI to assume such responsibilities and (ii) Executive will perform Executive’s duties on behalf of IMI remotely from a location of Executive’s choosing, unless requested to perform services at IMI’s offices by IMI’s Executive Chairman or Chief Executive Officer from time to time. For the avoidance of doubt, the Parties intend that Executive will incur a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of the Effective Date. Accordingly, the level of bona fide services that Executive will perform for IMI following the Effective Date will in any case not exceed twenty percent (20%) of the average level of bona fide services performed by Executive for IMI over the thirty-six (36) month period immediately preceding the Effective Date (or Executive’s period of employment with IMI, if shorter). Executive’s employment during the Transition Period shall be terminable “at will” by either Executive or IMI or its applicable affiliate upon reasonable advance written notice to the other Party, subject to the terms and conditions of this Agreement.

c.

During the Transition Period, IMI will (i) continue to pay Executive’s base salary as in effect on the Effective Date, in accordance with IMI’s regular payroll practices, (ii) provide Executive with the eligibility to participate in the same IMI employee benefit plans as in effect for Executive on the Effective Date, subject to the terms and conditions of such benefit plans in effect from time to time, and (iii) reimburse Executive for all reasonable expenses incurred by Executive in the performance of Executive’s duties in accordance with IMI’s policies in effect from time to time.

d.

Effective as of the Termination Date, (i) Executive’s employment with IMI and its affiliates will terminate and Executive will perform no further duties, functions or services on behalf of IMI or its affiliates and (ii) Executive will automatically and without further action resign from all positions with IMI and its affiliates, including any position as an officer or director.

e.

Any equity awards, cash awards, bonuses, non-salary compensation or other incentives (collectively, the “Incentives”) granted to Executive by IMI prior to the Termination Date will continue to vest as scheduled through the Termination Date, unless otherwise expressly set forth in writing in the applicable grant or governing agreement. All unvested Incentives shall lapse as of the Termination Date, unless otherwise expressly set forth in writing in the applicable grant or governing agreement or in Section 2. For the avoidance of doubt, all performance units granted to Executive, whether or not fully matured, under the Imola Holding Corporation 2021 Participation Plan (the “Participation Plan”), will be forfeited on the Termination Date and Imola Holding Corporation (and its affiliates) will have no further obligation to Executive under the Participation Plan.

f.

Executive hereby acknowledges and agrees that Executive’s termination of employment as described in this Agreement is not a “Qualifying Termination” for purposes of IMI’s Executive Change in Control Severance Plan (the “Severance Plan”) and, accordingly, Executive shall not be eligible for any severance or other benefits under the Severance Plan and Executive’s participation in the Severance Plan shall terminate on the date Executive executes this Agreement.

g.

IMI will reimburse Executive for Executive’s reasonable legal fees and expenses for advice and representation that Executive incurred in connection with the preparation and negotiation of this Agreement, in an amount of up to $50,000, subject to applicable withholding requirements. Such legal fees and expenses must be submitted with invoices for the same within thirty (30) days of their incurrence and will be reimbursed by IMI within thirty (30) days of submission.

2.	2021 Annual Bonus; Cash Awards; Accrued Amounts; Separation Payments and Benefits.

a.

Executive will receive an annual bonus of $498,707 for IMI’s 2021 fiscal year, which annual bonus will be paid at the same time in 2022 as 2021 annual bonuses are paid to IMI’s executive leadership team. For the avoidance of doubt, Executive will not be entitled to receive any annual bonus with respect to the 2021 fiscal year other than as specifically set forth in this Section 2(a).

b.

Executive’s performance-vested cash awards granted on June 30, 2019 (the “2019 Cash Award”) and on January 2, 2020 (the “2020 Cash Award”), pursuant to the IMI Non-EU Cash Award Agreements between IMI and Executive as of each grant date, are hereby cancelled and Executive will receive a cash payment of $972,400, which will be paid by IMI in a lump sum on or as soon as administratively practicable after the Effective Date (and in any event no later than two business days after the Effective Date). Executive will not be entitled to receive any further payments with respect to the 2019 Cash Award or 2020 Cash Award other than as specifically set forth in this Section 2(b).

c.

Regardless of whether Executive timely executes and does not revoke the Second Release (as defined below), IMI will pay Executive the following amounts: (i) all accrued but unpaid base salary earned through the Termination Date, (ii) any earned and vested benefits and payments pursuant to the terms of any IMI employee benefit plan, and (iii) all unreimbursed business expenses incurred and properly submitted in accordance with applicable IMI policy (collectively, the “Accrued Amounts”). Amounts in subclause (i) shall be paid in accordance with California law. Amounts in subclause (ii) shall be paid in accordance with the terms of the applicable IMI employee benefit plan, except as otherwise provided in this Agreement. Amounts in subclause (iii) shall be paid on or as soon as reasonably practicable after the Termination Date and in no event later than thirty (30) days after the Termination Date.

d.

In addition to the Accrued Amounts payable to Executive on or after the Termination Date as set forth in Section 2(c), and the payments set forth in Sections 2(a) and 2(b), and provided that Executive timely executes and delivers and does not revoke the release agreement attached as Exhibit A hereto (the “Second Release”), Executive will be entitled to the following payments and benefits, subject to and conditioned upon Executive’s continued compliance with the terms and conditions of this Agreement, including, without limitation, Sections 1(b) and 3:

i.

In the event that the Termination Date occurs prior to June 30, 2022, continued payment of Executive’s base salary plus an additional amount of $1,450 per month (pro-rated for partial months) for the period of time beginning on the Termination Date and ending on June 30, 2022, in accordance with IMI’s regular payroll practice, with the first installment payment to be made on the thirtieth (30th) day after the Termination Date (or the first payroll date of IMI thereafter) (the “First Installment Date”); provided, that the first installment payment will include all amounts that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

ii.

Payment of an amount equal to $1,925,400 (the “Separation Payment”). The Separation Payment will be paid in substantially equal installments over the period beginning on July 1, 2022 and ending on December 31, 2023, in accordance with IMI’s regular payroll practice, with the first installment payment to be made on the later of the First Installment Date and July 1, 2022 (or, in either case, the first payroll date of IMI thereafter); provided that if the First Installment Date occurs after July 1, 2022, the first installment payment will include all amounts that would otherwise have been paid to Executive during the period beginning on July 1, 2022 and ending on the First Installment Date if no delay had been imposed.

iii.	Outplacement services provided by IMI, according to terms to be provided to Executive under separate cover, with a program vendor selected by IMI.

e.	All amounts payable pursuant to this Section 2 shall be subject to applicable withholding requirements.

f.

IMI will cause Imola Holding Corporation (“Parent”) not to exercise Parent’s Repurchase Right, pursuant to Section 4(a) of the Stockholders Agreement, dated October 8, 2021, by and among Parent, Imola JV Holdings, L.P. and the Management Stockholders, including Executive (the “Stockholders Agreement”), with respect to Executive’s Shares to the extent that the Exercise Period for such Repurchase Right occurs solely as a result of Executive’s Termination of Service. For the avoidance of doubt, this Section 2(f) does not apply to the extent that the Exercise Period with respect to Parent’s Repurchase Right for Executive’s Shares occurs following any of the events set forth in Section 4(a)(ii) or (iii) of the Stockholders Agreement. For the purposes of this Section 2(f), the terms “Repurchase Right”, “Management Stockholders”, “Shares”, “Exercise Period” and “Termination of Service” shall have the meanings set forth in the Stockholders Agreement.

3.

Non-Disclosure. Without limitation of anything set forth in any agreement previously entered into between Executive and any IMI Released Party (as defined below), Executive acknowledges Executive’s obligation not to disclose, during or after employment, any trade secrets or proprietary and/or confidential information, data or records of IMI, its affiliates or customers or vendors, including, without limitation, financial information, pricing, projections, strategic plans, and operational or technical information (collectively, “Confidential Information”) or to utilize any such information for any non-permitted purpose. Executive agrees that Executive will not release, publish, announce or otherwise make available to the public in any manner whatsoever any information or announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of IMI, except as required by law or legal process, including (a) when required or requested pursuant to a court order, subpoena, or written request from an administrative or government agency and (b) any disclosure of the underlying facts and circumstances of any claim for sexual harassment; provided, however, that nothing in this Agreement shall restrict Executive’s right to report or prohibit Executive from communicating directly with the U.S. Securities and Exchange Commission about any possible securities law violation or reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, which was added by Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation or from receiving any monetary award for information provided thereunder. Notwithstanding anything herein, Executive may make disclosure to Executive’s attorneys and financial advisors of the existence and terms of this Agreement provided that they agree to be bound by the provisions of this Section 3, and as otherwise required by applicable law.

Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. In addition, if Executive files a lawsuit for alleged retaliation by IMI for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding if Executive (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

4.

Return of Property. Executive acknowledges Executive’s obligation to return promptly to IMI all property of IMI in Executive’s possession, including, without limitation, credit cards, cell phones, computers, office equipment, documents and files and instruction manuals, on or before the Termination Date, or earlier if so requested by IMI.

5.

Executive’s Obligations. Without limitation of anything set forth in any agreement previously entered into between Executive and any IMI Released Party (“Employment Agreement”), in consideration of the payments to be made to and the benefits to be received by Executive hereunder, Executive and IMI have further agreed as follows:

a.

Executive will not (i) directly or indirectly make known to any person, firm, corporation, partnership or other entity, any list, listing or other compilation or document, whether prepared or maintained by Executive, IMI or any of IMI’s affiliates, which contains Confidential Information, including but not limited to customer names or addresses, or (ii) through the period ending twelve (12) months after the Termination Date, call on or solicit, or attempt to call on or solicit, in either case with the intent to divert or effect of diverting business from IMI or any of its affiliates, any of IMI’s customers and/or partners with whom Executive has become acquainted during Executive’s employment with IMI or any of its affiliates, either for Executive’s own benefit or for the benefit of any other person, firm, corporation, partnership or other entity.

b.

Through the period ending twelve (12) months after the Termination Date, Executive will not, and will use Executive’s best efforts not to permit an person, firm, corporation, partnership or other entity of which Executive is an officer or control person to knowingly solicit, entice, or persuade any employees or independent contractors of IMI or any of its affiliates, who were employed or providing services to IMI or any of its affiliates on the Effective Date, to leave the services of IMI or any of its affiliates for any reason. The running of the periods prescribed in this Section 5(b) shall be tolled and suspended by the length of time Executive works in the circumstances that a court of competent jurisdiction subsequently finds to violate the terms of this Agreement.

6.

Cooperation. Without limitation of anything set forth in any Employment Agreement, prior to and after the Termination Date, Executive agrees to fully cooperate with any reasonable request made by IMI regarding matters arising out of or relating to Executive’s service to IMI and its affiliates, including, without limitation, (i) to cooperate with IMI and its affiliates, and their respective legal advisors, in the investigation, defense or prosecution of any potential or actual claim, charge or suit by or against IMI or any of its affiliates, and (ii) to assist IMI and its affiliates in obtaining, maintaining, and enforcing patents, invention assignments and copyright assignments, and other proprietary rights of IMI and its affiliates and as reasonably required to perfect IMI’s and its affiliates’ rights, title and other interests in Executive’s ideas, inventions, work products assigned or assignable to IMI and its affiliates pursuant to any Employment Agreement; provided, that, after the Termination Date, IMI shall make reasonable efforts to minimize disruption to Executive’s other activities. IMI will reimburse Executive for reasonable expenses incurred in connection with this cooperation, in accordance with IMI’s policies in effect from time to time.

7.

Injunctive Relief. Irreparable harm will be presumed if Executive breaches any covenant in this Agreement, and damages may be very difficult to ascertain. In light of these facts, Executive agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of IMI, and Executive specifically releases IMI from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law. The granting of injunctive relief by any court shall not limit IMI’s right to recover any amounts previously paid to Executive under this Agreement or any damages incurred by it due to a breach of this Agreement by Executive.

8.	General Release of All Claims by Executive.

a.

Executive hereby fully, finally and irrevocably waives, releases and discharges IMI and each of its affiliates, and each present, former and future director, officer, employee and agent of IMI and its affiliates and any parent, subsidiary, affiliate or shareholder thereof (the “IMI Released Parties”) from all manner of claims, actions, causes of action or suits, in law or in equity, which Executive has or may have, known or unknown, against the IMI Released Parties, or any of them, by reason of any matter, cause or thing whatsoever, including any action arising from or during Executive’s employment with IMI and any of its affiliates, resulting from or relating to Executive’s employment or the termination thereof, or relating to Executive’s status as an officer, director, employee or participant in any employee benefit plan of IMI or any of its affiliates. From and after the date Executive executes this Agreement, Executive agrees and covenants not to sue, or threaten suit against, or make any claim against, any IMI Released Party for or alleging any of the claims, actions, causes or action or suits described above. Executive acknowledges that this release includes, but is not limited to, all claims arising under federal, state, local or foreign laws prohibiting employment discrimination, harassment and retaliation, and all claims growing out of any legal restrictions on the rights of IMI or any of its affiliates to terminate its employees. Executive also specifically waives and releases all claims of employment discrimination and all rights available to Executive under Title VII of the Civil Rights Act of 1964, as amended, or any other federal discrimination law, the Fair Labor Standards Act, the Wage Orders promulgated by the California Industrial Welfare Commission, the California Fair Employment and Housing Act, any and all California Employment Acts, Civil Rights Laws and any other federal, state and/or local employment laws. Such claims being released include, by way of example and not limitation, any claim of race, sex, gender, gender identity, gender expression, sexual orientation, age, national origin, ancestry, disability, medical condition, pregnancy, marital status and/or religion, any claim for breach of contract, and/or tort claim (including for wrongful discharge); provided, however, that the release contained in this Section 8 is not intended to be, and shall not constitute, a release of any right of Executive to obtain indemnification and reimbursement of expenses from IMI Released Parties or any of its affiliates with respect to claims based upon or arising from alleged or actual acts or omissions of Executive as an officer, director or employee of IMI Released Parties or any of its affiliates to the fullest extent provided by law or in any applicable certificate of incorporation, bylaw or contract.

b.

The waiver and release in this Agreement by Executive (the “Release”) does not apply to (i) those rights that as a matter of law cannot be waived, (ii) rights or claims arising out of this Agreement, (iii) rights or claims to earned base salary and wages that are not yet due and customarily paid in arrears, (iv) vested rights under IMI’s employee benefit plans in accordance with the terms of such plans, and/or (v) rights or claims under the Stockholders Agreement. Further, nothing in the Release shall preclude Executive from any of the following: (A) filing a claim for unemployment or workers’ compensation insurance; (B) filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission or any other federal, state or local governmental agency or commission; (C) communicating with any government agency or otherwise participating in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to IMI; (D) testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment when required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; and (E) receiving an award for information provided to any government agency; provided, however, Executive agrees that if any claim is prosecuted in Executive’s name before any court or administrative agency, Executive waives and agrees not to take any damage from such suit.

9.	Waiver. Executive hereby expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive understands and acknowledges that the significance and consequences of this waiver of Section 1542 of the California Civil Code is that even if Executive should eventually suffer additional damages arising out of Executive’s employment relationship with IMI or termination of Executive’s employment, Executive will not be permitted to make any claim for those damages. Furthermore, Executive acknowledges that Executive intends these consequences even as to claims for injuries and/or damages that may exist as of the date of execution hereof but which Executive does not know exist, and which, if known, would materially affect Executive’s decision to execute this Agreement.

10.	Representations. By signing this Agreement, Executive represents and agrees that:

a.	Executive has carefully read and fully understands all of the provisions of this Agreement;

b.	Executive understands all of the terms and conditions of this Agreement and knows that Executive is waiving and releasing important rights;

c.	Executive has not relied upon any representations or statements made by IMI or its representatives that are not specifically set forth in this Agreement;

d.

Executive has been advised to consult with an attorney before executing this Agreement and Executive has done so, or, after careful reading and consideration, Executive has chosen not to do so of Executive’s own volition;

e.	Executive is fully aware of the legal and binding effect of this Agreement;

f.	Executive has had sufficient time from the date of Executive’s receipt of this Agreement to consider it;

g.	Executive understands that Agreement shall become effective and enforceable on the Effective Date; and

h.

Executive has signed this Agreement knowingly, freely and voluntarily (A) in exchange for good and valuable consideration, to which Executive would not be entitled in the absence of executing and not revoking this Agreement, and (B) with the advice of any counsel retained to advise Executive with respect to it.

11.

Mutual Nondisparagement. Executive agrees not to make statements or take any action to disparage, dissipate or negatively affect the reputation of any IMI Released Party with employees, customers, potential customers, supplier, competitors, vendors, stockholders or lenders of IMI, its affiliates or any third party. IMI agrees that it will cause its officers and members of its board of directors to not make any official statement that disparages, dissipates or negatively affects the reputation of Executive with employees, customers, potential customers, suppliers, competitors, vendors, stockholders, or lenders of IMI, its affiliates or any third party. Executive’s and IMI’s obligations under this Section 11 shall not apply to truthful disclosures required by applicable law, regulation or order of a court or governmental agency or to enforce their respective rights under this Agreement.

12.	Effective Date. This Agreement shall become effective and enforceable on the Effective Date. This Agreement does not waive any rights or claims that may arise after it is executed by the Executive.

13.

Attorneys’ Fees. In the event there is any dispute concerning the terms of this Agreement or the performance of any Party pursuant to the terms of this Agreement, and a Party retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said Party, the prevailing Party in such dispute shall be entitles to recover, in addition to any other remedy to which such Party may be entitled to recover, all of its costs and attorney’s fees incurred in connection with the dispute.

14.

Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to a particular circumstance, it shall nevertheless remain in full force and effect in all circumstances.

15.

Notices. Any notices, requests, demands and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given (i) on the date delivered if personally delivered, (ii) on the fifth (5th) day after deposit in the U.S. mail or with a reputable air courier service, properly addressed with postage of charges prepaid, or (iii) on the date transmitted by telefax if the sender receives electronic confirmation of receipt of such telefax, to the address or telefax number of a Party, set forth on the signature page.

16.

Governing Law/Venue. This Agreement shall be governed by California law and applicable federal law, without regard to the choice or conflict of law provisions thereof. Any action based upon, arising out of, or in a manner connected with this Agreement shall be commenced in and determined by one of the federal or state courts in Orange County, California and each Party: (i) irrevocably and unconditionally consents and submits to the in personam jurisdiction of such courts in any such action; (ii) consents to service of process in accordance with the rules of governing proceedings in any such court; and (iii) irrevocably waives and covenants not to assert any objection to the laying of venue in any such court in any such action.

17.

No Admission. Executive understands and agrees that the making of the promises contained in this Agreement is in no way an admission that IMI violated any federal or state laws or regulations, or violated any other obligation it has or may have had to Executive. Rather, IMI is making these promises solely in exchange for Executive’s promises to IMI.

18.	Section Titles. The section titles used in this Agreement are for convenience only and do not define or limit the contents of any section.

19.	Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the heirs of Executive and the IMI Released Parties and their respective successors and assigns.

20.	Section 409A

a.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” on the date of Executive’s “separation from service” (each term as defined in Section 409A of the Code), as determined by IMI in accordance with Section 409A of the Code, and deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then IMI will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s separation from service with IMI (or the earliest dated permitted under Section 409A of the Code), whereupon IMI will pay Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Executive under this Agreement during the period in which such payments or benefits were deferred.

b.

With respect to the provisions of this Agreement which provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code, this Agreement is intended to be exempt from or comply with the provisions of Section 409A of the Code and the Department of Treasury Regulations thereunder such that no adverse tax consequences or penalties apply and shall be so interpreted, construed and administered. IMI makes no representations or warranties as to the tax treatment of any compensation or benefits under this Agreement and IMI and its affiliates will have no liability to Executive or to any other person for the employee portion of any taxes or related costs owed with respect thereto. For the avoidance of doubt, Executive will be ultimately liable for all such taxes and related costs.

c.

To the extent that any installment payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, for purposes of Section 409A of the Code (including, without limitation, for purposes of Section 1.409A-2(b)(iii) of the Department of Treasury Regulations), each such payment shall be treated as a separate and distinct payment.

d.

To the extent that any reimbursements or corresponding in-kind benefits provided under this Agreement are deemed to constitute “nonqualified deferred compensation” under Section 409A of the Code, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations, the amount of any such payments or expense reimbursements in one calendar year shall not affect the expense or in-kind benefits eligible for payment or reimbursement in any other calendar year and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

21.

Entire Agreement. This instrument contains and accurately recites the complete understanding among the Parties; provided, however, nothing herein shall be deemed to terminate or supersede any continuing obligations of the Parties pursuant to any Employment Agreement or under applicable law. This Agreement may not be modified except in writing signed by the Parties.

22.

Counterparts. This Agreement may be executed in counterparts, including facsimile, pdf, or photocopy counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

“Executive”

Date: 1/12/22		/s/ Nimesh Dave
Nimesh Dave

Date: 1/12/22	“IMI”
INGRAM MICRO INC.

	By:	/s/ Scott D. Sherman
Scott D. Sherman
Executive Vice President,
Human Resources

Ingram Micro Inc. 3351 Michelson Drive
Irvine, CA 92612
Tel: (714) 566-1000
Fax: (714) 566-9324

[Signature Page to Separation and Transaction Services Agreements]

EXHIBIT A

GENERAL RELEASE

This General Release (“Release”), is entered into by and between Nimesh Dave (“Executive”) and Ingram Micro Inc., a Delaware corporation (“IMI”), in exchange for the consideration to be provided to Executive under Section 2(d) of that certain Separation and Transition Services Agreement, effective January 12, 2022, by and between Executive and IMI (the “Transition Agreement”). Terms not otherwise defined in this Release shall have the meanings set forth in the Transition Agreement. Executive and IMI agree as follows:

1. General Release of All Claims by Executive. Executive hereby fully, finally and irrevocably waives, releases and discharges IMI and each of its affiliates, and each present, former and future director, officer, employee and agent of IMI and its affiliates and any parent, subsidiary, affiliate or shareholder thereof (the “IMI Released Parties”) from all manner of claims, actions, causes of action or suits, in law or in equity, which Executive has or may have, known or unknown, against the IMI Released Parties, or any of them, by reason of any matter, cause or thing whatsoever, including any action arising from or during Executive’s employment with IMI and any of its affiliates, resulting from or relating to Executive’s employment or the termination thereof, or relating to Executive’s status as an officer, director, employee or participant in any employee benefit plan of IMI or any of its affiliates. From and after the date Executive executes this Release, Executive agrees and covenants not to sue, or threaten suit against, or make any claim against, any IMI Released Party for or alleging any of the claims, actions, causes of action or suits described above. Executive acknowledges that this release includes, but is not limited to, all claims arising under federal, state, local or foreign laws prohibiting employment discrimination, harassment and retaliation, and all claims growing out of any legal restrictions on the rights of IMI or any of its affiliates to terminate its employees. Executive also specifically waives and releases all claims of employment discrimination and all rights available to Executive under the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, or any other federal discrimination law, the Fair Labor Standards Act, the Wage Orders promulgated by the California Industrial Welfare Commission, the California Fair Employment and Housing Act, any and all California Employment Acts, Civil Rights Laws and any other federal, state and/or local employment laws. Such claims being released include, by way of example and not limitation, any claim of race, sex, gender, gender identity, gender expression, sexual orientation, age, national origin, ancestry, disability, medical condition, pregnancy, marital status and/or religion, any claim for breach of contract, and/or tort claim (including for wrongful discharge); provided, however, that the release contained in this Section 1 is not intended to be, and shall not constitute, a release of any right of Executive to obtain indemnification and reimbursement of expenses from IMI Released Parties or any of its affiliates with respect to claims based upon or arising from alleged or actual acts or omissions of Executive as an officer, director or employee of IMI Released Parties or any of its affiliates to the fullest extent provided by law or in any applicable certificate of incorporation, bylaw or contract.

2. Claims Not Released. This Release does not apply to (i) those rights that as a matter of law cannot be waived, (ii) rights or claims arising out of this Release or out of the Transition Agreement, (iii) vested rights under IMI’s employee benefit plans, in accordance with the terms of such plans, (iv) the right to elect continuation coverage under IMI’s group health plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1984 (COBRA), and/or (v) rights or claims under the Stockholders Agreement. Further, nothing in the Release shall preclude Executive from any of the following: (A) filing a claim for unemployment or workers’ compensation insurance; (B) filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission or any other federal, state or local governmental agency or commission; (C) communicating with any government agency or otherwise participating in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to IMI; (D) testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment when required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the Legislature; and (E) receiving an award for information provided to any government agency; provided, however, Executive agrees that if any claim is prosecuted in Executive’s name before any court or administrative agency, Executive waives and agrees not to take any damages from such suit.

3. Waiver. Executive hereby expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Executive understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the California Civil Code is that even if Executive should eventually suffer additional damages arising out of Executive’s employment relationship with IMI, or termination of Executive’s employment, Executive will not be permitted to make any claim for those damages. Furthermore, Executive acknowledges that Executive intends these consequences even as to claims for injuries and/or damages that may exist as of the date of execution hereof but which Executive does not know exist, and which, if known, would materially affect Executive’s decision to execute this Release.

4. Right to Revoke. So that Executive can review this Release as Executive deems appropriate, and in accordance with the Older Worker Benefits Protection Act, Executive acknowledges that Executive has the right to seek legal counsel, and is advised by IMI to seek such counsel, before entering into this Release. Executive shall have twenty-one (21) days after the Termination Date in which to execute and return this Release to IMI. Executive further understands that Executive has the right to revoke this Release at any time within seven (7) days of execution of this Release by written notice received by IMI prior to expiration of the seventh (7th) day, whereupon this Release shall be null and void as of its inception. This Release shall not become effective or enforceable until such a seven (7)-day period has expired. This Release does not waive any rights or claims that may arise after it is executed by Executive. In the event that Executive does not execute and return this Release within such twenty-one (21) day period, or if this Release is revoked by Executive, IMI shall have no obligation to make the payments described in Section 2(d) of the Transition Agreement.

5. Miscellaneous. Sections 14 through 22 of the Transition Agreement are hereby incorporated into this Release by reference as if set forth in full herein.

6. Representations. By signing this Release, Executive represents and agrees that:

a. Executive has carefully read and fully understands all of the provisions of this Release:

b. Executive understands all of the terms and conditions of this Release and knows that Executive is waiving and releasing important rights, including under the ADEA (except that Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Release);

c. Executive has not relied upon any representations or statements made by IMI or its representatives that are not specifically set forth in this Release;

d. Executive has been advised to consult with an attorney before executing this Release and Executive has done so, or, after careful reading and consideration, Executive has chosen not to do so on Executive’s own volition;

e. Executive is fully aware of the legal and binding effect of this Release;

f. Executive has had at least twenty-one (21) days from the date of Executive’s receipt of this Release to consider it, and the Parties hereto agree that such time period to review this Release will not be extended upon any material or immaterial changes to this Release;

g. Executive understands that Executive has seven (7) days after the execution of this Release (such seven (7)-day period, the “Release Revocation Period”) to revoke it (to be effective, such revocation must be in writing, signed by Executive and received by IMI’s General Counsel on or before the last day of the Release Revocation Period), and that this Release shall not become effective or enforceable until the revocation period has expired;

h. Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law; and

i. Executive has signed this Release knowingly, freely and voluntarily (A) in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this Release, and (B) with the advice of any counsel retained to advise Executive with respect to it. In the event Executive has signed this Release and returns it to IMI in less than the twenty-one (21)-day period identified above, Executive further represents and agrees that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release.

IN WITNESS WHEREOF, the Parties hereto have executed this Release on the respective dates set forth below.

“Executive”

Date: 6/30/2022		/s/ Nimesh Dave
Nimesh Dave

Date: 6/30/2022		“IMI”
INGRAM MICRO INC.

	By:	/s/ Scott D. Sherman
	Name:	Scott D. Sherman
	Title:	Vice President, Human Resources

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